Exhibit 99.1

Investor Relations Contact:

LHA

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports First Quarter 2013 Results

– Revenues of $10.1 million –

– Record gross margin percentage of 29% –

– Net income of $84,000 –

– New $2.3 million three year term loan secured with Silicon Valley Bank –

SAN DIEGO, CA – May 14, 2013 – Axesstel (OTCQB: AXST), a leading provider of wireless voice, broadband access and connected home solutions to the worldwide telecommunications market, reported results for its first quarter ended March 31, 2013.

Axesstel reported revenues for the first quarter of 2013 of $10.1 million and net income of $84,000, or $0.00 per diluted share. This compares to revenues of $12.0 million and net income of $472,000, or $0.02 per diluted share, for the same period in the prior year.

Clark Hickock, CEO of Axesstel, stated, “Revenue in the first quarter was below our operating target, but we delivered strong performance on our new Home Alert products and our gross margin percentage. We sold over $4.0 million of our new Home Alert security systems to new customers in the MEA region, which boosted our gross margin percentage to a record 29%. With tight control over operating expenses, we generated net income of $84,000. We also improved our working capital position by $95,000.”

“Sales from our Rev. B Wi-Fi gateways contributed revenue of $4.3 million, Home Alert security systems delivered $4.0 million, with wireline replacement terminals contributing $1.6 million and phones adding $0.2 million in revenue. We did not receive orders from two significant customers for our top-selling gateway and wireline replacement terminals during the quarter. However, in the second half we expect overall sales for our existing gateway and new dual mode gateway products to pick up as our European customers work through inventory issues and complete

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homologation testing of new products. While we did not receive any orders for wireline replacement terminals from Sprint during the quarter, we had record sales of these terminals to regional Tier 2 and 3 carriers in North America. Looking ahead, we are working with Sprint and other national carriers to develop products for launch in the second half of 2013. We also addressed a minor design issue in our newly-released Home Alert security systems that caused a delay in collection of certain outstanding accounts receivable as well as a slowdown in follow-on orders for those products.”

“Our Home Alert product line is our initial entrance into the M2M and connected home markets with a security application, giving wireless network operators access to a new segment of these markets. We are pleased with the interest we have received to date and are excited about the new opportunities to broaden our product, geographic and customer platforms. We are also launching the next generation of our core gateway and wireline replacement terminal products. Based on customer feedback, we expect those products to be well received.”

“As stated at the beginning of the year, our primary operating goals for 2013 are to maintain consistent profitability and to increase revenue by ten to fifteen percent year-over-year. As first quarter 2013 revenues were lower than expected, we now anticipate first half 2013 revenue to be lower than initially planned due to a slower rollout of our new products in 2013, and delays in customer testing and customer acceptance. The precise timing and success of these product introductions will have a material impact on our full year results, and the slower first half of the year will make it more difficult to meet our goal for annual revenue growth. We are releasing the next generation of our core products, as well as additions to our Home Alert products. We believe we will be very well positioned for significant growth in the second half of the year and beyond,” Hickock concluded.

Financial Results

Revenues for the first quarter of 2013 were $10.1 million, compared to $12.0 million in the first quarter of 2012. Gross margin was $3.0 million, or 29 percent of revenue, for the first quarter compared to gross margin of $3.2 million, or 26 percent of revenue, in the same period last year. First quarter 2013 operating expenses were $2.7 million compared to $2.3 million in the first quarter of 2012. Net income for the quarter was $84,000, or $0.00 per diluted share, compared to first quarter 2012 net income of $472,000, or $0.02 per diluted share.

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At March 31, 2013, cash and cash equivalents were $2.2 million, compared to $1.9 million at December 31, 2012. Working capital was a deficit of $2.1 million at March 31, 2013, compared to working capital deficit of $2.2 million at December 31, 2012.

The company continues to fund its operating requirements through cash flows from operations and bank financings. On March 27, 2013, the company secured a three year $2.3 million term loan with Silicon Valley Bank. In April 2013, the company successfully renewed a one year $1.6 million term loan with a commercial bank in China.

Because of delayed customer collections from sales generated late in the fourth quarter of 2012, the company’s accounts receivable balance increased significantly by $6.7 million to $21.9 million at March 31, 2013. The delay in collections necessitated increased borrowing under the company’s credit facility to help manage accounts payable to key vendors. Borrowings from the company’s bank line of credit were $6.0 million at March 31, 2013, against an aggregate borrowing limit of $7.0 million.

Pat Gray, chief financial officer, commented, “While receivables and bank borrowings increased during the quarter, we continue to maintain strong relationships with our key customers, vendors and banks. Since the end of the quarter, we have received payments on the accounts, and expect to collect the balances, and to pay down corresponding bank balances to more traditional levels, over the next several months.”

As a result of these transactions, Axesstel ended the first quarter of 2013 with $9.8 million in bank financings, including $6.0 million under the company’s account receivable financing facility, and $3.8 million under two term loans with commercial banks in the United States and China.

Recent Highlights

•	Sold $4.0 million of new Home Alert systems in the first quarter of 2013 totaling $7.5 million over the past two quarters since the product release.

•	Secured a new three year $2.3 million term loan with Silicon Valley Bank.

•	Renewed its one year $1.6 million term loan with a commercial bank in China.

•	Amended its $7.0 million accounts receivable credit facility to reduce the interest rate on borrowings against eligible accounts receivable.

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Conference Call

Axesstel will host a conference call at 8:00 a.m. PT (11:00 a.m. ET) today, May 14th, to discuss its first quarter 2013 financial results. Participating in the call will be Clark Hickock, chief executive officer; and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, investors may participate in the call by dialing 1-877-663-9622. International callers should dial 00-1-973-200-3973. The conference ID/password will be 37105707. Participants are encouraged to dial in 10 minutes prior to the call to prevent a delay in joining. If you are unable to participate in the call at that time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available at 1:00 p.m. ET today through Thursday, May 16th at 11:59 p.m. ET. To access the replay, please dial 1-855-859-2056. International callers should dial 00-1-404-537-3406. The pass code will be 37105707.

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of wireless voice, broadband access and connected home solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes phones, wireline replacement terminals, security alert systems, and 3G and 4G broadband gateway devices. These products are used for voice calling, high-speed data access, and connected home management services. The company has supplied millions of devices to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2013 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, including the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix; Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its contract manufacturers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

- Tables to follow -

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AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 31, 2013	March 31, 2012
Revenues	$10,124,432	$12,032,001
Cost of goods sold	7,157,613	8,855,130

Gross margin	2,966,819	3,176,871

Operating expenses
Research and development	696,559	576,059
Sales and marketing	659,112	737,725
General and administrative	1,311,797	1,002,168

Total operating expenses	2,667,468	2,315,952

Operating income	299,351	860,919

Interest expense, net	211,525	363,651

Income before income tax provision	87,826	497,268
Income tax provision	4,000	25,000

Net income	$83,826	$472,268

Earnings per share:
Basic	$0.00	$0.02

Diluted	$0.00	$0.02

Weighted average shares outstanding:
Basic	24,197,079	23,799,731
Diluted	27,264,797	25,597,976

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AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$2,179,035	$1,875,487
Accounts receivable, net	21,911,627	15,198,752
Inventories, net	230,414	330,000
Prepayments and other current assets	510,953	460,726

Total current assets	24,832,029	17,864,965

Property and equipment, net	202,138	225,021
Other assets, net	411,264	74,076

Total assets	$25,445,431	$18,164,062

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$12,449,689	$10,203,148
Note payable - current, net of discount	2,180,000	1,850,000
Bank financings - current	8,013,823	3,477,007
Accrued commissions	692,000	633,000
Accrued royalties	1,318,000	1,389,000
Accrued warranties	390,000	350,000
Other accrued expenses and current liabilities	1,857,325	2,127,013

Total current liabilities	26,900,837	20,029,168

Long-term liabilities:
Note payable - long term, net of discount	3,118,000	5,096,000
Bank Financing - long term	1,826,000	—

Total long-term liabilities	4,944,000	5,096,000

Stockholders’ deficit	(6,399,406)	(6,961,106)

Total liabilities and stockholders’ deficit	$25,445,431	$18,164,062

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